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                                                                    Exhibit 99.4

Collins & Aikman Floorcoverings, Inc.
311 Smith Industrial Boulevard
Dalton, Georgia 30722


May 10, 2002


Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C.  20549

RE:  Letter responsive to Temporary Note 3T to Article 3 in Regulation S-X


Ladies and Gentlemen:

This letter confirms that Collins & Aikman Floorcoverings, Inc. has received from Arthur Andersen LLP ("Andersen"), the independent public accountant engaged by the company to examine the company's financial statements that are included in the Form S-4 to which this letter is filed as an exhibit, a representation letter addressed to the company stating that:

The audit conducted by Andersen was subject to Andersen's quality control system for the U. S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.

Sincerely,
Collins & Aikman Floorcoverings, Inc.


/s/ Darrel V. McCay

Darrel V. McCay
Vice President and Chief Financial Officer
(Principal Financial Officer and
Principal Accounting Officer)